UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

EnerSys

(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605

(Address of principal executive offices, including zip code)

(610) 208-1991

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On February 15, 2011, EnerSys issued a press release announcing that certain of its stockholders plan to sell 2,845,869 shares of its common stock to Goldman, Sachs & Co. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. In connection with the sale by certain of its stockholders, the Company is filing updated risk factors with respect to an investment in its common stock and additional information with respect to the selling stockholders.

	Shares of Common Stock Beneficially Owned Before Offering		Shares of Common Stock to be Sold in the Offering	Shares of Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
Morgan Stanley Dean Witter Capital Partners IV, L.P.	2,557,999	5.1%	2,557,999	0	0.00%
MSDW IV 892 Investors, L.P.	217,961	0.4%	217,961	0	0.00%
Morgan Stanley Dean Witter Capital Investors IV, L.P.	69,909	0.1%	69,909	0	0.00%

Risks Related to Our Common Stock

Our stock price may be volatile, and your investment in our common stock could decline in value.

The price of our common stock on the New York Stock Exchange constantly changes. In the 12 month period ended February 14, 2011, the price per share of our common stock has ranged from $20.74 to $38.21 per share. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our revenues and operating results may fluctuate in future periods, and we may fail to meet expectations, which may cause the price of our common stock to decline.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. We cannot predict with certainty the timing or level of sales of our products in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Our operating results may fluctuate due to various factors including, among other things, the continual pricing pressure of our extremely competitive industry, cyclical industry conditions and volatile raw materials costs as well as our exposure to the risk of material environmental, health and safety liabilities as a result of our use of significant amounts of lead and acid in our operations. As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance.

We have not paid, and may not pay, dividends and therefore, unless our stock appreciates in value, investors in our stock may not benefit from holding our stock.

We have not issued a cash dividend on our common stock since we became a public company and we presently intend to continue this policy. Furthermore, our existing U.S. credit facilities limit our ability to pay dividends. As a result, investors in our common stock may not be able to benefit from owning our common stock unless the shares that these investors acquire appreciate in value.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.

Certain provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights may be attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors makes it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

In addition, certain other provisions of our corporate documents regarding special meetings of stockholders, advance notice requirements for stockholder proposals and director nominations and amendments of the bylaws and prohibiting stockholder action by written consent and cumulative voting may also discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, an “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated February 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President

Date: February 15, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated February 15, 2011

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